Exhibit 5.1

VIA FEDERAL EXPRESS AND

ELECTRONIC MAIL

January 28, 2015

Net Element, Inc.

3363 NE 163rd St., Suite 705

North Miami Beach, Florida 33160

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Net Element, Inc., a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement on the date hereof (“Prospectus Supplement”), which supplements the Company’s Registration Statement on Form S-3 (Registration No. 333-199432) which was declared effective as of December 10, 2014, as amended from time to time (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including the Prospectus dated December 3, 2014 (together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale from time to time of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $50,000,000 (the “Shares”).

The Shares are to be issued pursuant to the Prospectus and an Equity Distribution Agreement, dated as of January 22, 2015, between the Company and Revere Securities, LLC (the “Distribution Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In rendering our opinions set forth below, we have reviewed the Registration Statement, the Prospectus and the Distribution Agreement. We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Distribution Agreement with respect to the Shares offered was duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation; and (vi) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Distribution Agreement and the resolutions adopted by the Board of Directors of the Company setting forth the aggregate number of Shares to be sold and the pricing terms thereof, such Shares will be validly issued, fully paid and non-assessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)        limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)        rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)        general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.